New Jersey Office 412 Mt. Kemble Ave. | Suite 110C Morristown, NJ 07960 P. 973.461.5200 | F. 973.605.2942

FOR IMMEDIATE RELEASE

Cover-All Announces Earl Gallegos as Non-Executive Chairman

John Roblin resigns as non-executive chairman and board director

Morristown, New Jersey, January 17, 2014 – Cover-All (NYSE MKT: COVR) announced today that John Roblin has resigned as non-executive Chairman and director, effective January 16, 2014.  The Board of Directors has appointed Earl Gallegos, a director of the Company, as its new non-executive Chairman as of January 16, 2014.

“On behalf of the entire Company and the Board of Directors, I would like to express our deep appreciation to John for his leadership and wisdom as our Chairman and Chief Executive Officer,” said Manish Shah, the Company’s president, CEO and director.  “We are grateful to John for his more than decade of service to Cover-All and we wish him all the best for his future endeavors.”

Mr. Gallegos has a longstanding and active relationship with the Company, serving as a member of the Board of Directors since 1997.  Mr. Gallegos currently serves as a member of the Audit Committee as financial expert, Compensation Committee as well as Nominating and Governance Committee.  He has significant leadership experience in the insurance and technology industry and is the principal of Earl Gallegos Management Corporation, a management consulting firm specializing in the insurance and software industries.  In addition, Mr. Gallegos was a founder of Peak Performance Solutions Inc., a privately held insurance technology firm.  Mr. Gallegos has previously served as a director of Fidelity National Real Estate Solutions, formerly a public company that specialized in real estate and banking technology, Zytalis Inc., a privately held information technology professional services firm, Bridium, Inc., a privately held technology firm, and PracticeOne, Inc., a privately held medical practice management software company.

“We are happy to have Earl as our next Chairman,” said Shah. “In addition to serving as a Cover-All board director since 1997, he has a wealth of insurance and technology industry experience, as well as financial expertise.  I look forward to working closely with him.”

“I am proud to have been associated with Cover-All as a director for so many years, and I now look forward to chairing the Cover-All board and in assisting in building shareholder value,” said Earl Gallegos.  “I believe our technology platform is unparalleled in the industry and I am energized by our growth opportunities.”

www.cover-all.com

New Jersey Office 412 Mt. Kemble Ave. | Suite 110C Morristown, NJ 07960 P. 973.461.5200 | F. 973.605.2942

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About Cover-All Technologies

Cover-All provides P/C insurance professionals a robust state-of-the-art, browser-based family of Policy, Business Intelligence, and Claims solutions designed to deliver products to market faster, enhance quality, ensure compliance, and reduce costs. With offices in Morristown, NJ and Honolulu, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way P/C insurance business is conducted.

Additional information is available online at www.cover-all.com.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results.  Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful implementation of our acquisition strategies and our ability to complete or integrate acquisitions, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 29, 2013, copies of which are available from the SEC or may be obtained upon request from the Company.

For information about Cover-All:
Ann Massey
Chief Financial Officer

(973) 461-5190

amassey@cover-all.com

www.cover-all.com